Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement No. 333-129550 on Form S-8 of New Peoples Bankshares, Inc. of our report dated March 11, 2011 except for Note 27 as to which the date is March 16, 2011 related to the consolidated balance sheets of New Peoples Bankshares, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010, and our report dated March 11, 2011 with respect to the effectiveness of internal control over financial reporting which appear in the New Peoples Bankshares, Inc. 2010 Annual Report on Form 10-K for the year ended December 31, 2010.

/S/ BROWN, EDWARDS & COMPANY, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS

Christiansburg, Virginia

March 16, 2011